June 28, 2006

American Dairy, Inc.
865 South
Figueroa Street
#3340A
Los Angles California 90017

Re: American Dairy, Inc., a Utah corporation
    (the "Company")

Ladies and Gentlemen:

                                  Introduction

      I refer to the Company's Registration Statement on Form S-1, filed with the Securities and Exchange Commission on September 2, 2005, as amended, under the Securities Act of 1933, as amended (the "Registration Statement" and "Securities Act," respectively). The Registration Statement relates to the registration of approximately 5,562,105 shares of the Company's one mill ($0.001) par value common stock (the "Common Stock"), to be offered and sold by the holders thereof (the "Selling Stockholders"). I have been retained by the Company as special counsel to determine whether the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

                                   Assumptions

      In rendering the opinion expressed below, I have assumed, with your permission and without independent verification or investigation:

      1. That all signatures on documents I have examined in connection herewith are genuine and that all items submitted to me as original are authentic and all items submitted to me as copies conform with originals;

      2. Except for the documents stated herein, there are no documents or agreements between the Company and/or any third parties which would expand or otherwise modify the respective rights and obligations of the parties as set forth in the documents referred to herein or which would have an effect on the opinion;


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June 28, 2006

      3. That each of the documents referred to constitutes the legal, valid and binding obligation of the party executing the same; and

      4. That as to all factual matters, each of the representations and warranties contained in the documents referred to herein is true, accurate and complete in all material respects, and the opinion expressed herein is given in reliance thereon.

                              Documents Relied Upon

      I have examined the following documents in connection with this matter:

      1. Articles of Incorporation of the Company, as amended;

      2. Bylaws of the Company;

      3. The Company's Registration Statement;

      4. Various Unanimous Consents of the Company's Board of Directors regarding the issuance of the Common Stock registered for re-sale under the Registration Statement;

      5. The Company's Certificate of Existence from the State of Utah dated June 27, 2006; and

      6. The Certificate of the CEO of the Company dated currently regarding various matters relevant to the opinion.

      I have also examined various other documents, books, records, instruments and certificates of public officials, directors, executive officers and agents of the Company, and have made such investigations as I have deemed reasonable, necessary or prudent under the circumstances. Also, in rendering this opinion, I have reviewed various statutes and judicial precedence as I have deemed relevant or necessary.

                                     Opinion

      Based upon the foregoing and in total reliance upon the statements of fact contained in the documents that I have examined, I am of the opinion that the Common Stock registered in the Registration Statement, when sold, will be legally issued, fully paid and non-assessable.


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June 28, 2006

      I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and the reference to me in the Prospectus under the caption "Interest of Named Experts and Counsel."

                                    Sincerely yours,



                                    /s/ Leonard W. Burningham
                                    -------------------------
                                    Leonard W. Burningham